NOKIA                                                                     1 (8)





TERMS AND CONDITIONS OF THE NOKIA PERFORMANCE SHARE PLAN 2004


1.     Definitions

                    Annual EPS: The Annual Earnings Per Share number (basic, reported) in the approved consolidated financial accounts for Nokia Group (IAS) for fiscal years 2003, 2005, and 2007, as applicable, will be used for the measurement of the EPS growth, as one financial performance objective and vesting condition under paragraph 4.2.

                    Average Annual Net Sales: The Annual Net Sales in the approved consolidated financial accounts for Nokia Group
                    (IAS) for fiscal years 2003, 2005, and 2007, as applicable, will be used for the calculation of the Average Annual Net Sales Growth as one financial performance objective and vesting condition under paragraph 4.2 below.

                    Combined Threshold Number: The number of Units to vest, provided that the Threshold Performance is achieved with respect to both of the Performance Criteria, as determined in the Vesting conditions of the Plan under paragraph 4.2. The Combined Threshold Number equals the Grant Amount.

                    Grant Amount: The number of Units that will be allocated to a Participant in a grant. One half of the Grant Amount represents the Threshold Number for EPS Growth, and one half represents the Threshold Number for Net Sales Growth. The Grant Amount equals the Combined Threshold Number.

                    Interim Measurement Period: The period comprising the fiscal years 2004 and 2005. The measurement of the first payout during the Performance Period under paragraph 4.2 and 4.3 will be based on the performance during the Interim Measurement Period.

                    Maximum Number: The number of granted Units to vest, provided that the Maximum Performance is achieved with respect to either performance criteria, as determined in the Vesting conditions under paragraph 4. For each Performance Criteria, the Maximum Number of Units is equal to four times the Threshold Number. The combined Maximum Number of Units for Maximum Performance on both Performance Criteria, shall not, however, exceed four times the Grant Amount.

                    Maximum Performance: The performance level, which is defined for each Performance Criteria under paragraph 4.2. The Maximum Performance results in the Vesting of four times the Threshold Number.

                    Participant: Eligible persons who, based on the grant guidelines approved by the Personnel Committee, receive a grant of Performance Share Units under the Plan.

NOKIA                                                                     2 (8)



                    Performance Criteria: The pre-determined financial objectives for the Plan, the measurement of which determines whether granted Units shall vest as defined under paragraph
                    4.2. The two, equally weighted Performance Criteria are annual EPS Growth and average annual Net Sales Growth.

                    Performance Period: The period comprising the fiscal years 2004 through 2007. The fulfillment of the pre-determined Performance Criteria as described under paragraph 4.2, is measured based on Nokia's financial performance during this period.

                    Performance Share Unit or Unit: Each Participant is offered at grant a number of Performance Share Units, equalling the Grant Amount. The Units will vest as Shares for the Participant to the extent of and subject to the Vesting conditions under paragraph 4.2, and other restrictions under these Plan Rules.

                    Plan Rules: This document as adopted by the Board of Directors.

                    Settlement Date: The day of the settlement of the payouts under the Plan. Subject to the Vesting conditions under paragraph 4 below, there will be two Settlement Dates, one after the Interim Measurement Period and a second after the Performance Period as defined under paragraph 6. The Settlement Date will be as soon as practicable after the Vesting Date.

                    Shares: Nokia ordinary shares to be transferred to Participants based on vested Units. Nokia may, however, in its sole discretion, use for the settlement of vested Units one or more of the ways of funding described under paragraph 6, including cash settlement.

                    Threshold Number: The number of Units to vest, provided that the Threshold Performance is achieved with respect to either of the performance criteria, as determined in the Vesting conditions of the Plan under paragraph 4.2. For each Performance Criteria, the Threshold Number is equal to one-half of the Grant Amount.

                    Threshold Performance: The minimum performance level as defined under paragraph 4.2, which results in the Vesting of the Threshold Number of Units of a grant. For each Performance Criteria, a Threshold Performance level is established.

                    Vesting: The granted Units shall vest as Shares and the Participant shall acquire the right to receive full ownership of such number of Shares. The number of Units that Vest will be dependent on the fulfilment of the Vesting conditions under paragraph 4. The Vesting conditions will be measured after the close of the Interim Measurement Period, and the close of the Performance Period, as defined under paragraph 4.3.

                    Vesting Date: The Vesting Date is the date of the Annual General Meeting of Nokia in 2006 and 2008, respectively, as determined by Nokia. The Vesting Date represents the day in which a participant earns the shares, subject to the Vesting conditions defined in paragraph 4.2. There will be two Vesting Dates, one after the Interim Measurement Period and a second after the Performance Period as defined under paragraph 6.



2.     Purpose and Scope of the Plan

                    Nokia Corporation ("Nokia") may grant under the Performance Share Plan 2004 (the "Plan") a maximum of 17 000 000 Nokia shares (the "Shares") to eligible participants, subject to the terms and conditions and

NOKIA                                                                     3 (8)




                    other restrictions set out herein ("Plan Rules"). The purpose of the Plan is to recruit, retain and motivate selected personnel of Nokia Group, and to promote their share ownership.

                    To comply with the purposes of the Plan, the Personnel Committee of the Board of Directors of Nokia ("Personnel Committee") shall determine the grant principles of the Plan, as well as approve the eligible persons of Nokia Group to receive grants under the Plan (the "Participants") from time to time.


3.     Grant of Performance Share Units

                    At grant, each Participant will be offered a certain number of Performance Share Units ("Grant Amount"). The granted Units will vest as Shares to the Participants, subject to the Vesting conditions described below under paragraph 4, and other terms and conditions under these Plan Rules.

                    In connection with the grant, the Participant may be required to give Nokia such authorizations and consents, as Nokia deems necessary in order to administer the Plan from time to time. The fulfillment of such requirements, including the instructions given by Nokia regarding the acceptance of a grant, forms a precondition of a valid grant.

4.     Vesting Conditions of the Performance Share Units

4.1.   Vesting and Settlement

                    The granted Units shall vest as Shares and the Participant shall acquire the right to receive full ownership of such number of Shares, as determined in the Vesting conditions described below in this paragraph 4 ("Vesting") and be subject to Settlement pursuant to paragraph 6 below, "Settlement of Grant".


4.2.   Performance Period and Financial Performance Criteria

                    The Vesting of Units under the Plan is determined by the financial performance of Nokia during the Performance Period comprising the fiscal years 2004 through 2007 ("Performance Period").

                    The measurement of Nokia's performance during the Performance Period will be based on the approved consolidated financial accounts of Nokia Group (IAS) as of the end of fiscal year 2003, compared with those of 2005 and 2007.

NOKIA                                                                     4 (8)




                  Threshold Performance

                    The Threshold Number, equalling one half of the Grant Amount, shall vest, if Nokia's financial performance equals either of the two pre-determined financial performance criteria ("Performance Criteria") described below as Threshold Performance.

                    The Threshold Performance level for each Performance Criteria is as follows:

                    1) EPS Growth: Nokia's EPS (basic, reported) equals 0.84 at the end of 2007,

                    2) Net Sales Growth: Nokia's Average Annual Net Sales Growth rate equals 4% at the end of 2007.

                  Maximum Performance

                    For each criterion, the Maximum Number of Units shall vest, if Nokia's financial performance equals or exceeds the pre-determined financial performance criteria described below as Maximum Performance.

                    1) EPS Growth: Nokia's EPS (basic, reported) equals or exceeds 1.18 EUR at the end of 2007

                    2) Net Sales Growth: Nokia's Average Annual Net Sales Growth rate for the Performance Period equals or exceeds 16%

                    To the extent that the Threshold Performance is exceeded, the number of Units to vest will increase linearly up to the Maximum Performance level. For a graphical depiction of the vesting schedule, please consult tables A and B below.

NOKIA                                                                     5 (8)




                    The following table summarizes the Threshold Performance and Maximum Performance for each Performance Criteria as well as the number of Units being vested at each performance level under the Plan:


                             ------------------------------------------------ ------------------------------------------------
                             Threshold Performance                            Maximum Performance
  -------------------------- ------------------------------------------------ ------------------------------------------------
  Performance Metric         Performance Criteria    Number of Units Vesting  Performance Criteria    Number of Units Vesting
  ----------------------------------------------------------------------------------------------------------------------------
  Interim Measurement Period
  -------------------------- ----------------------- ------------------------ ----------------------- ------------------------
  EPS in 2005                0.80 EUR                Threshold  Number  (one  0.94 EUR                Two      times      the
  (basic, reported)                                  half   of   the   Grant                          Threshold Number *
                                                     Amount)
  -------------------------- ----------------------- ------------------------ ----------------------- ------------------------
  Average  Annual Net Sales  4%                      Threshold  Number  (one  16% or higher           Two      times      the
  Growth Rate (2004-2005)                            half   of   the   Grant                          Threshold Number *
                                                     Amount)
  ----------------------------------------------------------------------------------------------------------------------------
  *) After the close of the Interim  Measurement  Period,  the maximum total number of Units that may be vested,  if any, may not exceed the Grant Amount or Combined Threshold Number.
  ----------------------------------------------------------------------------------------------------------------------------
  Performance Period
  -------------------------- ----------------------- ------------------------ ----------------------- ------------------------
  EPS in 2007                0.84 EUR                Threshold  Number  (one  1.18 EUR                Equal  to  four   times
  (basic, reported)                                  half   of   the   Grant                          the Threshold Number**)
                                                     Amount**))
  -------------------------- ----------------------- ------------------------ ----------------------- ------------------------
  Average  Annual Net Sales  4%                      Threshold  Number  (one  16% or higher           Equals  four  times the
  Growth Rate (2004-2007)                            half   of   the   Grant                          Threshold Number **)
                                                     Amount **)
  ----------------------------------------------------------------------------------------------------------------------------
  **) For the full Performance  Period,  the total amount of shares to be vested, if any, may not exceed four times the Grant
  Amount or the Combined Threshold Number, less any Shares delivered after the Interim Measurement Period.
  ----------------------------------------------------------------------------------------------------------------------------



                Table A                                       Table B



           [GRAPHIC OMITTED]                             [GRAPHIC OMITTED]

NOKIA                                                                     6 (8)









4.3.   Measurement and calculation of grant payout

                    The measurement of Nokia's performance under the Plan shall be made after the close of the Interim Measurement Period as well as after the Performance Period. Based on each of these measurements, the number of Units being vested and Shares shall be calculated, which calculation will always subject to the approval of Nokia's financial accounts by the Annual General Meeting of Shareholders for the relevant year.

                    Nokia shall carry out the measurement of Nokia's performance and calculation of the number of Units being vested and corresponding number of Shares under the Plan as well as the payout in its sole discretion.

                    The calculation of the number of Units being vested shall not result in fractional Shares. The number of Units vesting shall be rounded to the nearest whole Share.

4.4.   Vesting Date

                    The measurement and calculation will be confirmed on the day of the Annual General Meeting of Nokia in 2006 and 2008, as determined by Nokia ("Vesting Date"). The Vesting Date represents the day in which a participant earns the Shares, subject to the fulfilment of the Vesting conditions determined in this paragraph. There will be two Vesting
                    Dates: one after the Interim Measurement Period and a second after the Performance Period as defined under paragraph 6.


4.5.   Interim and Final payout

                    The payout based on achievement during the Interim Measurement Period shall not exceed the Grant Amount. The portion of the payout after the close of the Interim Measurement Period that would have, pursuant to the Vesting conditions under 4.2 above, exceeded this limit, will be paid out in 2008, if justified by the second measurement of performance after the close of the Performance Period.

                    The final payout based on the achievement during the Performance Period shall not exceed four times the Grant Amount. The number of Units being vested shall be adjusted by the number of Units delivered after the close of Interim Measurement Period.


4.6.   Changes in employment

                    If the employment of the Participant terminates prior to Vesting Date for any reason other than early retirement, retirement, permanent disability (as defined by Nokia at its sole discretion), or death, the Participant will not acquire ownership of the vested Shares and they will not be transferred to the Participant's account on or about the Settlement Date.

                    If the employment of the Participant terminates prior to Vesting Date by reason of early retirement, retirement, permanent disability (as defined by Nokia at its sole discretion) or death, the ownership of the Vested Shares will pass to the Participant and the Shares will be transferred to the Participant's account at the Settlement Date.

                    In cases of voluntary and/or statutory leave of absence of the Participant, Nokia has the right to defer the Vesting Date and Settlement Date

NOKIA                                                                     7 (8)




5.     Prohibited transactions

                    The Participants are not entitled to enter into any derivative agreement or any other corresponding financial arrangement relating to the Units or Shares until the Shares have been vested and transferred to the Participant after the Vesting Date.


6.     Settlement of Grant

                    Nokia may, in its sole discretion, use for the settlement of the Units one or more of the following: newly issued Shares, Nokia's own existing Shares (treasury shares), Shares purchased from the open market, or, in lieu of Shares, cash settlement.

                    As soon as practicable after Vesting Date and subject to the fulfilment of the other Plan Rules, the Shares, and their cash equivalent shall, as instructed by Nokia, be transferred to the Participant's personal book-entry, brokerage or bank account, provided that the Participant has performed all the necessary actions to enable Nokia to instruct such a transfer ("Settlement").

                    The participants shall not be entitled to any dividend or have any voting rights or any other rights as a shareholder to the Shares until and unless the Shares have been transferred to the Participant at the applicable Settlement Date.


7.     Terms of employment

                    The grant of Performance Share Units does not constitute a term or a condition of the Participant's employment relationship with Nokia, nor does it form a part of the Participant's employment contract under applicable local laws. The granted Units do not form a part of the Participant's salary or benefit of any kind.


8.     Taxes and other Obligations

                    Pursuant to applicable laws, Nokia is or may be required to collect withholding taxes, social security charges or fulfil other employment related obligations upon making Grants to Participants, or on the receipt or sale of the Shares by the Participants. Nokia shall have the right to determine how such collection, withholding and other measures are arranged or carried out, including but not limited to potential sale of the Shares for the fulfilment of such liability.

                    The Participants are personally responsible for any taxes and social security charges associated with the Shares. The Participants are advised to consult their own financial and tax advisers (at their own expense) in connection with the Grant of Units in order to verify their tax position.


9.     Breach of the Plan Rules

                    The Participant shall comply with the Plan Rules in force from time to time, as well as any instructions given by Nokia regarding the Plan, including those regarding the grants in paragraph 3 above. If the Participant breaches the Plan Rules and/or any instructions given by Nokia regarding the Plan, Nokia may at its discretion, at any time prior to Vesting, rescind the Grant to a Participant who is in breach.

NOKIA                                                                     8 (8)




10.    Validity of the Plan

                    The Plan shall become valid and effective upon the adoption by the Board. The Board may at any time amend, modify or terminate the Plan and/or the Plan rules. The Board may make such a resolution in its absolute discretion at any time, including but not limited to situations where required resolutions by Nokia's Annual General Meeting of Shareholders are not received.

                    Such a resolution by the Board may also, as in each case determined by the Board, affect the granted Units that are then outstanding, but not settled.


11.    Administration

                    Nokia shall administer the Plan in accordance with instructions given by its Board of Directors or the Personnel Committee, as the case may be. Nokia has the authority to interpret and amend these Plan Rules. Nokia may also amend these Plan Rules, adopt such other rules and procedures, and take such other measures, as it shall deem necessary or appropriate for the administration of the Plan.

                    Nokia has the right to determine the practical manner of administration and settlement of the Grants, including but not limited to the acquisition, issuance, sale, and transfer of the Shares to the Participant. Furthermore, Nokia has the right to require from the Participant the submission of such information or contribution that is necessary for the administration and settlement of the Grants.


12.    Governing Law

                    The Plan is governed by Finnish law. Disputes arising out of the Plan shall be settled by arbitration in Helsinki, Finland in accordance with the Arbitration Rules of the Finnish Central Chamber of Commerce.


13.    Other Provisions

                    Any notices to the Participants relating to this Plan shall be made electronically, in writing, or any other appropriate manner as determined by Nokia.

                    The grant of Shares by Nokia to some Participants may be limited and/or subject to additional terms and conditions due to laws and other regulations applicable outside Finland.

                    Nokia has the right to transfer globally within Nokia Group and/or to an agent of Nokia Group any of the personal data required for the administration of the Plan and the settlement of the grants. The data may be administered and processed either by Nokia or an agent authorized by Nokia in the future. The Participant is entitled to request access to data referring to the Participant's person, held by Nokia or its agent and to request amendment or deletion of such data in accordance with applicable laws, statutes or regulations. In order to exercise these rights, the Participant must contact Nokia Head Office Legal department in Espoo, Finland.